UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 11, 2011

SAIC, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

001-33072	20-3562868
(Commission File Number)	(I.R.S. Employer Identification No.)

1710 SAIC Drive, McLean, VA	22102
(Address of Principal Executive Offices)	(Zip Code)

(703) 676-4300

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

FORM 8-K

Item 1.01	Entry into a Material Definitive Agreement.

On March 11, 2011, SAIC, Inc., as borrower, and our wholly-owned subsidiary, Science Applications International Corporation, as guarantor, entered into an Amended and Restated Four Year Credit Agreement (the “Agreement”) with a syndicate of lending institutions named in the Agreement, including Citibank, N.A., as administrative agent, Bank of America, N.A., as syndication agent and Morgan Stanley Bank, N.A., The Bank of Nova Scotia and Wells Fargo Bank, National Association, as co-documentation agents. The Agreement amends and restates our prior Credit Agreement, dated June 6, 2006, as amended. We had no outstanding borrowings under our prior credity facility.

The Agreement provides us with a $750 million committed borrowing facility through March 11, 2015. We have the right to request increases in the lenders’ commitments up to an additional $250 million and to request extensions of the commitment termination date. We also have the right to terminate all or part of the lenders’ commitments in excess of any outstanding advances, but terminated commitments may not be reinstated.

Borrowings under the Agreement are unsecured and bear interest at a rate determined, at our option, based on either a base rate or a Eurocurrency rate, in each case with an applicable margin added to the underlying rate as follows:

•

for base rate advances, a fluctuating rate equal to the applicable margin plus the highest of (a) Citibank, N.A.’s base rate, (b) the Federal funds rate plus 0.50% and (c) one month LIBOR for U.S. dollars plus 1.00%; or

•	for Eurocurrency advances, a periodic fixed rate equal to LIBOR plus the applicable margin.

The applicable margin will vary based on our long-term debt ratings. Based on our current debt ratings, the applicable margin is 0.2% for base rate advances and 1.2% for Eurocurrency advances.

We will pay a facility fee on the total commitment amount, irrespective of usage, that will vary depending upon our long-term debt ratings. Based on our current ratings, the facility fee per year is 0.175% of the total commitment.

The Agreement contains certain customary representations and warranties, as well as certain affirmative and negative covenants. The financial covenants require that, for each period of four consecutive fiscal quarters beginning with the fiscal quarter ended January 31, 2011, we maintain a ratio of consolidated funded debt to earnings before interest, taxes, depreciation and amortization (EBITDA) of not more than 3.0 to 1.0 and a ratio of EBITDA to interest expense no less than 3.5 to 1.0. Other covenants restrict certain other of our activities, including among other things, our ability to create certain liens, dispose of substantially all of our assets and merge or consolidate with other entities.

The Agreement also contains certain customary events of default, including, among others, defaults based on certain bankruptcy and insolvency events, nonpayment, cross-defaults to other debt, breach of specified covenants, ERISA events, material monetary judgments, change of control events and the material inaccuracy of our representations and warranties.

To receive an extension of credit under the Agreement, we must be in compliance with the financial covenants described above, not be in default, and satisfy other customary conditions.

The foregoing description does not purport to be complete and is subject to and is qualified in its entirety by reference to all of the provisions of the Agreement, which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information described above under “Item 1.01 Entry into a Material Definitive Agreement” is incorporated by reference into this Item 2.03.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

10.1	Amended and Restated Four Year Credit Agreement, dated March 11, 2011, among SAIC, Inc., as borrower, Science Applications International Corporation, as guarantor, Citibank, N.A., as administrative agent, Bank of America, N.A., as syndication agent, Morgan Stanley Bank, N.A., The Bank of Nova Scotia and Wells Fargo Bank, National Association as co-documentation agents, and the other lenders party thereto.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

(Registrant)	SAIC, INC.

Date: March 15, 2011	By:	/s/ Vincent A. Maffeo
VINCENT A. MAFFEO
		Its:	Executive Vice President and General Counsel

EXHIBIT INDEX

Exhibit No.	Description

10.1	Amended and Restated Four Year Credit Agreement, dated March 11, 2011, among SAIC, Inc., as borrower, Science Applications International Corporation, as guarantor, Citibank, N.A., as administrative agent, Bank of America, N.A., as syndication agent, Morgan Stanley Bank, N.A., The Bank of Nova Scotia and Wells Fargo Bank, National Association as co-documentation agents, and the other lenders party thereto.

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